Exhibit 23.2
                                 Hays & Company
                        CERTIFIED PUBLIC ACCOUNTANTS
                     INTERNATIONALLY HAYS ALLAN AFFILIATES

                          INDEPENDENT AUDITORS CONSENT



We consent to the use in this Amendment to Registration Statement No. 33-97560 of Computer Concepts Corp. of our report dated October 23, 1997 (except for Note 12 which is dated November 26, 1997), which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/Hays & Company

Hays & Company

December 18, 1997
New York, New York